Exhibit 99.1

July 22, 2014

Special Committee of the Board of Directors

Overland Storage, Inc.

4820 Overland Ave.

San Diego, California 92123-1599

Re: Initially Filed Registration Statement on Form F-4 of Sphere 3D Corporation, filed July 22, 2014 (the “Registration Statement”)

Members of the Special Committee:

Reference is made to our opinion letter, dated May 15, 2014, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock (other than Excluded Holders, as defined in our opinion letter), no par value (the “Shares”) of Overland Storage, Inc. (the “Company”), in their capacity as such, of the exchange ratio of 0.510594 shares, subject to upward adjustment, no par value per share, of Sphere 3D Corporation (“Sphere 3D”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of May 15, 2014, by and among Sphere 3D, S3D Acquisition Company, a California corporation and wholly-owned subsidiary of Sphere 3D and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company and the Special Committee thereof in connection with their consideration of the transaction contemplated therein and is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Roth, the Special Committee’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendations of the Overland Board of Directors; Overland’s Reasons for the Merger” and “The Merger—Opinion of Roth, the Special Committee’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ROTH Capital Partners

ROTH Capital Partners